EXHIBIT 5.1

[GOTTBETTER & PARTNERS, LLP LETTERHEAD]

September 21, 2007

To the Board of Directors
WaferGen Bio-systems, Inc.
Bayside Technology Center
46531 Fremont Blvd.
Freemont, CA 94538

Re:	WaferGen Bio-systems, Inc. Registration Statement on Form SB-2

Gentlemen:

We are acting as special counsel to WaferGen Bio-systems, Inc., a Nevada corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), a Registration Statement on Form SB-2 (the “Registration Statement”), relating to the offer and sale pursuant to the Registration Statement, by the Selling Stockholders identified in the Registration Statement, of up to 10,924,907 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”), of the Company, in connection with the following:

(a) 8,008,448 issued and outstanding shares of Common Stock to be offered by the Selling Stockholders; and

(b) 2,916,459 shares of Common Stock issuable upon exercise of Common Stock purchase warrants (the “Warrants”) issued to the Selling Stockholders.

You have requested our opinion as to the matters set forth below in connection with the issuance or proposed issuance of the Shares. For purposes of rendering this opinion, we are familiar with the Registration Statement, and we have examined the Company’s Amended and Restated Articles of Incorporation, as amended to date, the Company’s Bylaws, as amended to date, and corporate actions of the Company that provide for the issuances of the Shares. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this opinion. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on statements of an officer of the Company.

Based upon and subject to the foregoing, it is our opinion that:

(a) the Shares to be offered by the Selling Stockholders have been duly authorized for issuance by the Company and are validly issued, fully paid and non-assessable, and

(b) the Shares issuable upon exercise of the Warrants, when issued in the manner described in the Registration Statement, will be duly authorized for issuance by the Company, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

Very truly yours,

/s/ Gottbetter & Partners, LLP
Gottbetter & Partners, LLP